Exhibit 10.30
PROPERTY MANAGEMENT AGREEMENT
     For reference purposes only this Property Management Agreement is dated as of June ___, 2010. This Property Management Agreement is entered into between YPI 1010 Lamar, LLC, a Delaware limited liability company (“Owner”) and Younan Properties, L.P., a Maryland limited partnership (“Manager”), who hereby agree as follows:
ARTICLE 1
APPOINTMENT AND TERM
     Section 1.1 Appointment. Owner hereby appoints Manager to manage the office buildings (and related land and other improvements), as set forth in Exhibit A (herein after referred to collectively as the “Properties”, or individually as a “Property”).
     Section 1.2 Term. This Agreement is for a term (the “Term”) of approximately thirty-six (36) months commencing on the date hereof and ending on June ___, 2013. This Agreement shall then automatically renew and continue in full force and effect for successive periods of thirty six (36) months unless terminated by either party hereto with thirty (30) days prior written notice to the other party.
     Section 1.3 Termination. Both Owner and Manager agree that this Agreement shall terminate upon the earlier of (a) a sale of the Properties, or (b) upon thirty (30) days prior written notice of such termination from either party.
     Section 1.4 Independent Contractor. Owner retains Manager as an independent contractor to manage the Properties. Manager shall be responsible for hiring employees and determining methodology for management in accordance with this Agreement. Except in emergency situations, Manager’s authority to act on behalf of Owner is limited to that which is expressly delegated herein.
ARTICLE 2
MANAGEMENT
     Section 2.1 Manager’s Duties. With regard to management of the Properties, Manager agrees, at the cost and expense of Owner, to:
          (a) manage and operate the Properties in a commercially reasonable manner consistent with local industry practices;
          (b) enforce all leases with tenants of the Properties in accordance with their terms and Countrywide Commercial Real Estate Finance, Inc.’s “lock-box” requirements pursuant to the loan extended to Owner (Owner shall execute all leases);
          (c) execute service and other agreements which Manager deems necessary to provide for the maintenance and operation of the Properties subject to the Budgetary Limitations (hereafter defined). Any such service or other agreement shall require Owner’s prior written consent;
          (d) notify Owner of any matter, which in the opinion of Manager is material to the operation of the Properties;
          (e) supervise the repair and maintenance of the Properties subject to the Budgetary Limitations; and

          (f) provide for the normal maintenance and repair as provided in the then current Operating Budget.
     Section 2.2 Budgetary Process. With regard to budgetary matters and Property expenditures, Manager agrees, for Owner’s account, to:
          (a) prepare and submit to Owner for approval on or before November 1st of each calendar year, a proposed budget for the day-to-day operation and maintenance of the Properties. Once the budget has been approved for a particular calendar year, it shall be referred to herein as the “Operating Budget”.
          (b) implement and incur the obligations and expenditures provided in the Operating Budget. Manager shall not incur any obligation or expend any sum which would exceed that provided for in any approved Operating Budget (the “Budgetary Limitations”) unless in the reasonable judgment of Manager such expenditure is necessary because of an emergency situation with regard to any Property.
     Section 2.3 Accounting and Reporting. Manager agrees to:
          (a) keep and maintain books of accounts and records with regard to management of the Properties. Such records and accounts shall be Owner’s property.
          (b) provide the reports listed in Schedule 1 by the twentieth (20th) day of each calendar month for the preceding calendar month.
     Section 2.4 Collection and Disbursements. Manager agrees to:
          (a) collect all rents, security deposits and other revenues from the Properties and deposit all such collections in an operating account (the “Operating Account”) with a bank approved by Owner. Manager shall not commingle funds from the Properties with other funds of Manager;
          (b) disburse funds from the Operating Account to pay expenditures incurred in accordance with the terms of this Agreement, including compensation as provided for in Article 3. A working capital balance shall be maintained in the Operating Account of not less than three (3) month’s operating expenses for the Properties unless Owner otherwise specifies. Sums in the Operating Account from time to time in excess of such minimum balance shall be disbursed to Owner. If funds on hand are insufficient to pay expenses, Manager shall notify Owner and Owner will deposit the required funds in the Operating Account promptly.
     Section 2.5 General Standards.
          (a) Manager shall perform its duties hereunder in a commercially reasonable manner consistent with local industry practices. With regard to handling of funds, Manager shall account to Owner for all funds received and disbursed in accordance with this Agreement; and
          (b) Owner shall have the right to inspect and make copies of all books and records pertaining to the Properties upon forty eight (48) hours prior written notice to Manager during the normal business hours of Manager.
     Section 2.6 Related Party Service. If any service provided with respect to the Properties is to be provided by a party affiliated with Manager, Manager shall notify Owner thereof prior to acquiring such service and shall obtain Owner’s express approval before proceeding with such service.

ARTICLE 3
COMPENSATION
     Section 3.1 Management Fee. For management services hereunder, Manager shall be paid three and one half percent (3.5%) of Gross Receipts (the “Management Fee”) actually collected in respect of the Properties during the applicable month. The term “Gross Receipts” as used herein means all rents, reimbursement of operating expenses, electricity and common area maintenance charges, any percentage rents actually collected in cash by Owner or by Manager from tenants of the various Properties, including but not limited to late fees, parking fees and proceeds of business interruption insurance, but excluding: security deposits (until such time as the security deposits are applied to rent), interest income from managed bank accounts, any sales of assets, condemnation proceeds, payments for physical installations or finish-out work, payments in the nature of indemnification or compensation for loss, damage, or liability sustained (including, without limitation, insurance proceeds except as expressly addressed above), and all purchase discounts.
     Section 3.2 Reimbursable Expenses. Manager may deduct from the Operating Account or, if the Operating Account is deficient, Owner shall reimburse Manager for all costs incurred by Manager in performing its duties related directly to any Property, including, (a) reasonable wages, salaries and benefits of all employees of Manager engaged in and necessary to the management of the Properties subject to the then current Operating Budget approved pursuant to Section 2.2 of this Agreement (and if any employee is not engaged full-time in the management of a Property, then such employee’s wages, salaries and benefits shall be allocated to such Property on a reasonable basis based upon the amount of time such employee devoted to such Property and the amount of time such employee devoted to all other properties managed by Manager) and (b) bookkeeping and record keeping fees and administrative costs specific to the performance of duties related to any Property (i.e., management information systems services, human resources services, telephone charges, postage, delivery charges, stationery, and other direct office materials and costs associated with any on-site management office). The total amount of reimbursable administrative costs shall be subject to the Budgetary Limitations.
     Section 3.3 Construction Management Fee. Manager shall supervise the performance of any construction activities of any kind for any of the Properties (but not regular repair and maintenance), Manager shall be paid a fee (the “Construction Management Fee”) equal to five percent (5%) of the costs incurred in connection therewith.
     Section 3.4 Payment. Compensation for the Management Fee and reimbursable expenses shall be payable monthly. Any Construction Management Fee shall be paid as specified in Section 3.3. All such Fees shall be payable out of the Operating Account or to the extent not paid out of the Operating Account, paid by Owner to Manager on demand.
ARTICLE 4
INSURANCE AND INDEMNITY
     Section 4.1 Insurance. Owner shall insure the Properties. In addition to property insurance, Owner shall also maintain general liability insurance and umbrella liability insurance in reasonable amounts naming Manager as additional insured. To the extent that Owner will require Manager to pay the insurance premiums, the cost of insurance shall be included in the Operating Budget.
     Section 4.2 Indemnity. Owner shall indemnify, defend, and hold Manager harmless from and against all loss, costs, expenses, claims, demands, or legal proceedings (including costs, expenses, and reasonable attorneys fees) of any kind or nature related to the Properties and the management of the Properties, except with respect to claims arising out of Manager’s gross negligence, or willful and/or intentional misconduct. Subject to Section 7.4, Manager shall indemnify, defend and hold Owner harmless from and against all loss, cost, expenses, claims, demands, or legal proceedings (including costs, expenses, and reasonable attorney’s fees) due to the gross negligence and/or willful or intentional misconduct of Manager. The terms and conditions of this Section 4.2 shall survive the termination or expiration of this Agreement.
ARTICLE 5
DEFAULT AND REMEDIES
     If either party defaults in performance of any of its obligations hereunder, which default continues for a period of ten (10) days after receipt of written notice thereof, then the non-defaulting party may immediately terminate this Agreement by written notice to the other party and the non-defaulting party may seek an action against the defaulting party for actual damages only (and not for consequential damages, special damages, punitive damages or lost profits). If within the ten (10) day period noted above, the defaulting party diligently pursues a cure of the default, the non-defaulting party will grant a thirty (30) day extension during which it will not terminate this Agreement, so long as defaulting party continues to diligently pursue a cure.
ARTICLE 6
DUTIES UPON TERMINATION OR EXPIRATION
     Section 6.1 Manager’s Duties. Upon termination or expiration of this Agreement, Manager shall promptly deliver to Owner complete copies of all books and records maintained by Manager for the Properties and all funds in possession of Manager belonging to Owner or received by Manager with regard to the Properties. Any unpaid obligations incurred by Manager during the term of this Agreement and related to the operation of the Properties shall become the obligation of and be payable by Owner.
     Section 6.2 Owner’s Duties. Owner shall compensate Manager for all fees earned hereunder (in accordance with Article 3 hereof) through the date of termination.
ARTICLE 7
MISCELLANEOUS PROVISIONS
     Section 7.1 Notices. All notices given hereunder shall be made in writing and given to the addressee at the address specified on the signature pages hereof or such other address specified by notice given pursuant to this Section 7.1. Notices shall be given by certified mail, return receipt requested, by hand delivery, or by facsimile transfer and shall be effective upon receipt at the address of the addressee.
     Section 7.2 Assignment. Neither Manager nor Owner may assign its rights nor delegate its duties hereunder without the prior written consent of Owner or Manager, as applicable, which consent shall not be unreasonably withheld, conditioned, or delayed. Upon any such assignment, the assigning party shall be relieved of all obligation and liability accruing after the date of such assignment.
     Section 7.3 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California. All obligations of the parties under this Agreement are to be performed in the county where the Properties are located.
     Section 7.4 Waiver of Subrogation. To the extent that Owner or Manager are compensated by insurance for damages sustained by them as a result of any damage to the Properties, each party waives its right of recovery against the other and agrees that no party shall have any right of recovery against the other by way of subrogation or assignment, so long as the insurance policy provides for same.
     Section 7.5 Entire Agreement, Beneficiaries. This Agreement represents the entire agreement between Owner and Manager with regard to management of the Properties and all prior agreements are superseded hereby. This Agreement is for the sole benefit of Owner and Manager and no other party is benefited hereby.

     Section 7.6 Parties Bound. This Agreement will bind and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns except as this Agreement states otherwise.
     Section 7.7 Time of Essence. Time is of the essence of this Agreement.
     Section 7.8 Non-Waiver. No delay or failure to exercise the right under this Agreement, nor a partial or single exercise of a right under this Agreement, will waive that right or any other right under this Agreement.
     Section 7.9 Modification. No modification of this Agreement is valid unless in writing and signed by both parties.
     Section 7.10 Counterparts. This Agreement and all other copies of it are considered one Agreement. This Agreement may be executed concurrently in one or more counterparts, each of which will be considered an original, but all of which together constitute one instrument.
     Section 7.11 Legal Construction. If a court of competent jurisdiction holds any one or more of the provisions of this Agreement to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, which will be construed as if it had never contained the invalid, illegal, or unenforceable provision.
     Section 7.12 Attorneys Fees. If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret this Agreement, the prevailing party is entitled to recover reasonable attorneys’ fees and costs from the other party in addition to any other relief that may be awarded. The court may award attorneys fees and costs in a trial of the action or in a separate action brought to litigate the issue of attorney’s fees and costs.

In Witness Whereof, Owner and Manager have executed this Agreement as of the date first above written.

OWNER: YPI 1010 Lamar, LLC, a Delaware limited liability company

By: Younan Properties, L.P., a Maryland limited partnership, its sole member

By: Younan Properties, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

MANAGER: Younan Properties, L.P., a Maryland limited partnership

By: Younan Properties, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

Address:	21700 Oxnard Street	Address:	21700 Oxnard Street
	8th Floor		8th Floor
	Woodland Hills, CA 91367		Woodland Hills, CA 91367
Phone #:	818.703.9600	Phone #:	818.703.9600
Fax#:	818.703.5907	Fax#:	818.703.5907

EXHIBIT “A”
List of the Properties
1. 1010 Lamar, 1111 Main Street, Houston, Texas

Exhibit “A”

SCHEDULE “1”
Reporting Requirements

Annually	Operating Budget

Monthly	Income Statement – reflecting current month actual versus budget and year to date actual versus budget

Material monthly variance explanations

Balance Sheet

Bank Reconciliation – with copies of reconciliation, bank statement, list of outstanding checks and deposits in transit

General Ledger detail

Rent Roll

Check Register

Accounts Receivable Aging Report – which includes rents and other receivables that are past due and indicates how long past due they are

Schedule of Security Deposits

Accounts Payable Report

Schedule “2”